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                                                           OMB APPROVAL
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------                                              OMB Number:      3235-0362
FORM 5                                              Expires: December 31, 2001
------                                              Estimated average burden
                                                    hours per response.... 1.0
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK BOX IF NO
    LONGER SUBJECT TO
    SECTION 16. FORM
    4 OR FORM 5
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b).                        Exchange Act of 1934,
[ ] FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
[ ] FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

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 1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
Doherty           Ralph               W.        Daisytek International Corporation (DZTK)     Issuer (Check all applicable)
-------------------------------------------    ---------------------------------------------        Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
1025 Central Expressway South                     Number of Reporting        Month/Year          X  Officer (give    Other (specify
Suite 200                                         Person (Voluntary)        March 31, 2002      ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                         --------------------    5. If Amendment,          Executive Vice President--
                                                                             Date of Original       Worldwide Team Development
  Allen             Texas            75013                                    (Month/Year)      ------------------------------------
-------------------------------------------                                                  7. Individual or Joint/Group Reporting
  (City)           (State)           (Zip)                                ------------------         (Check applicable line)

                                                                                                  X   Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                   action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                (Month/      (Instr.                                   end of Issuer's     Direct         Benefi-
                                 Day/        8)                                        Fiscal Year         (D) or         cial
                                 Year)                 ----------------------------    (Instr. 3 and 4)    Indirect       Owner-
                                                       Amount    (A) or      Price                         (I)            ship
                                                                 (D)                                       (Instr. 4)     (Instr. 4)

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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                              (Over)
                                                                                                                     SEC 2270 (3-99)
                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                    ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative  2. Conver-   3. Trans-  4. Trans-     5. Number of       6. Date Exer-   7. Title and Amount   8. Price
   Security                sion or      action     action        Derivative         cisable and     of Underlying         of
   (Instr. 3)              Exercise     Date       Code          Securities Ac-     Expiration      Securities            Deriv-
                           Price of     (Month/    (Instr. 8)    quired (A) or      Date            (Instr. 3 and 4)      ative
                           Deriv-       Day/                     Disposed of (D)    (Month/Day/                           Secur-
                           ative        Year)                    (Instr. 3, 4,      Year)                                 ity
                           Security                              and 5)                                                   (Instr. 5)
                                                                                 ------------------------------------
                                                                                 Date     Expira-           Amount or
                                                               ---------------   Exer-    tion              Number of
                                                                (A)     (D)      cisable  Date      Title   Shares
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  Option                   $10.01      9/24/2001     A           24,000         9/24/2002 9/24/2011 Common  24,000
(Right to Buy)                                                                                      Stock
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  Option                   $12.76      2/25/2002     A           75,000         2/25/2003 2/25/2012 Common  75,000
(Right to Buy)                                                                                      Stock
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
9. Number of           10. Ownership               11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Year                 (Instr. 4)
   (Instr. 4)

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   24,000                     D
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   75,000                     D
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Explanation of Responses:

Options granted under the Daisytek International Corporation 1994 and 1998 Stock Option Plans, subject to vesting over a three-year period.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ RALPH W. DOHERTY      MAY 13, 2002
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------  ------------
                                                                                              By: Ralph W. Doherty         Date
                                                                                             **Signature of Reporting
                                                                                               Person

Note. File three copies of this Form, one of which must be manually signed.                                                  Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                    SEC 2270 (3-99)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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